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                                   EXHIBIT 3.4


                     AMENDMENT TO ARTICLES OF INCORPORATION


                                  MAY 18, 1999

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FILED # C-13879-92
May 18, 1999
By the office of
Dean Heller
DEAN HELLER SECRETARY OF STATE

            CERTIFICATE OF AMENDMENT OF THE ARTICLES OF INCORPORATION
                                       OF
                           AMERICAN FLINTLOCK COMPANY


DOUGLAS ANSELL AND ANDREW W. BERNEY, CERTIFY THAT:


1. The original articles were filed with the office of the Secretary of State on December 18, 1992.
2. As of the date of the certificate, 2,150,000 shares of stock of the corporation have been issued.
3. Pursuant to Shareholder's Meeting at which a majority voted in favor of the following amendment, the company hereby adopts the following amendment to the Articles of Incorporation of this Corporation:


First:   Name of Corporation

The name of the Corporation is PAGE ACTIVE HOLDINGS, INC.


4. Pursuant to the Meeting of the Board of Director's, it has been voted and approved that a forward split be applied to the issued and outstanding shares of the corporation on a 5 for 1 basis, bringing the total issued and outstanding shares to 10,750,000. The authorized shares will not change.


   /s/  Andrew W. Berney                       /s/  Douglas Ansell
----------------------------------          ----------------------------------
Andrew W. Berney                               Douglas Ansell
President/Director                             Secretary/Director

State of Nevada
County of Clark


On May 18, 1999, personally appeared before me, a Notary Public, Douglas Ansell and Andrew W. Berney, who acknowledged that they executed the above instrument.

   /s/  Bridget E. Richards
---------------------------------------
Notary in/and for said State and County